SOUTHTRUST BANK, N.A.
                           One East Broward Boulevard
                                  Second Floor

                         Fort Lauderdale, Florida 33301

July 13, 2000

Dr. Marc Puleo
Chief Executive Officer
PetMed Express, Inc.
1441 SW 29th Avenue
Pompano Beach, FL  33069

         Re:      SouthTrust Bank Loan #5232160-40813 and Loan #5232160-50483

Dear Dr. Puleo:

We refer to the Promissory Note and Security Agreement ("Loan Documents"), dated April 29, 1999 and September 17, 1999 between SouthTrust Bank (the "Bank") and PetMed Express, Inc. (the "Company"). We also refer to the letter, signed and agreed to by Dr. Marc Puleo, Chief Executive Officer of PetMed Express, Inc., dated February 24, 2000 (hereafter referred to as the "Waiver Letter"), outlining the waiver and amendment of certain financial covenants.

You have informed us that as of March 31, 2000, the Company is not in compliance with the Minimum Working Capital covenant as originally set forth in the Loan Documents described above and subsequently amended in the aforementioned Waiver Letter. This deficiency constitutes an "event of default" as defined in the Loan Documents.

In connection with the amended working capital covenant, which requires the Company to maintain working capital of not less than $1,000,000 at all times for the period from December 31, 1999 through January 1, 2001, the Bank hereby agrees that although the Company is not currently in compliance with this amended covenant, to waive this violation for the period ending March 31, 2000. We further agree that the Company not be required to comply with this covenant during the period from March 31, 2000 to April 1, 2001.

You have also informed us that as of March 31, 2000, the Company is not in compliance with the Fixed Charge Coverage as defined in the Loan Documents described above. In the Waiver Letter dated February 24, 2000, the Bank agreed that the Company not be required to comply with this covenant during the period from December 31, 1999 through January 1, 2001 and thereby this deficiency does not constitute an "event of default" at this time. The Bank further agrees to extend the period through which the Company not be required to comply with this covenant, to April 1, 2001.

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Page 2 of 2                                                       July 13, 2000

Additionally, you have informed us that as of March 31, 2000, the Company is not in compliance with the Bank Debt to Adjusted Net Worth covenant as originally set forth in the Loan Documents described above. This deficiency constitutes an "event of default" as defined in the Loan Documents. The Bank hereby agrees that although the Company is not currently in compliance with this amended covenant, to waive this violation for the period ending March 31, 2000. The Bank further agrees that the Company not be required to comply with this covenant during the period from March 31, 2000 to April 1, 2001.

The Bank will charge a one-time fee in the amount of $11,500.00 as compensation for processing these transactions.

Please be advised that this waiver is limited to the instances set forth above and is not a waiver or relinquishment for the future of such covenants, terms, provisions or conditions of your loan documents and that any and all other requirements, obligations and covenants under the aforementioned loan documents and agreements shall remain in full force and effect.

The waivers and modifications set forth in this document will become effective upon receipt of (i) a properly executed copy of this document (copy enclosed); and (ii) receipt and processing of the $11,500 waiver fee.

Please indicate your acceptance and concurrence with the above provisions by signing below.

Sincerely,                          Acknowledged and accepted on July 13, 2000
                                    By:  PetMed Express, Inc.


/s/ Antonio T. Coley                By:/s Marc Puleo, M.D.
--------------------                   -------------------
Antonio T. Coley                           Dr. Marc Puleo
Assistant Vice President                   Chief Executive Officer